Exhibit 99.1 - Explanation of Responses
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(1) As described in the Schedule 13D (the "13D") filed with the Securities and Exchange Commission by the Reporting Persons on March 7, 2007 with respect to the Issuer's securities, OppenheimerFunds, Inc. ("Oppenheimer"), D. E. Shaw Valence Portfolios, L.L.C. ("Shaw") and Tudor Investment Corporation (together with Oppenheimer and Shaw, the "Non-Affiliated Funds") and S.A.C. Capital Management, LLC ("SAC Management") entered into an agreement as of March 4, 2007 (the "Agreement"), which agreement is more fully described in the 13D. By reason of the execution of the Agreement, SAC Management and the Non-Affiliated Funds may be deemed to be members of a group within the meaning of Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended, with regard to their respective interests in equity securities of the Issuer. The amount of the Issuer's securities held by the Reporting Persons as reported herein does not include the holdings of any of the Non-Affiliated Funds and each of the Reporting Persons disclaim any pecuniary interest in the Issuer's securities held by the Non-Affiliated Funds.

(2) S.A.C. Capital Associates, LLC ("SAC Capital Associates"), S.A.C. Meridian Fund, LLC ("SAC Meridian"), S.A.C. Select Fund, LLC ("SAC Select"), Sigma Capital Associates, LLC ("Sigma Capital Associates") and CR Intrinsic Investments, LLC ("CR Intrinsic Investments"), each an Anguillan limited liability company, each directly own Common Stock of the Issuer. S.A.C. Capital Advisors, LLC, ("SAC Advisors") and SAC Management are investment managers to SAC Capital Associates, SAC Meridian and SAC Select; Sigma Capital Management, LLC ("Sigma Management") is investment manager to Sigma Capital Associates; and CR Intrinsic Investors, LLC ("CR Intrinsic Investors") is investment manager to CR Intrinsic Investments.

(3) Pursuant to investment management agreements, (i) each of SAC Advisors and SAC Management share all investment and voting power with respect to the securities held by each of SAC Capital Associates, SAC Meridian and SAC Select,
(ii) Sigma Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates and (iii) CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Steven A. Cohen controls each of SAC Advisors, SAC Management, CR Intrinsic Investors, and Sigma Management. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. In accordance with Instruction 5(b)(iv), the entire amount of the Issuer's securities held by SAC Capital Associates, SAC Meridian, SAC Select, Sigma Capital Associates and CR Intrinsic Investments is reported herein. The Reporting Persons disclaim any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that any Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.